UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2013

GLOBAL BIOTECH CORP..

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

( Commission file no.)	(IRS Employer Identification No.)
000-33271	98-022951

2711, CENTREVILLE ROAD, BUREAU 400

WILMINGTON, DELAWARE 19808

Company's telephone number, including area code:

302-288-0658

Item 1.01 Entry into a Material Definitive Agreement

On October 12, 2013, Global Biotech Corp. (the “Company" or "Global") signed a finalized agreement with Purthanol International Ltd. to acquire their know-how and all technical aspects of the purthanol extraction process. Further, they have also acquired all purchase orders on hand (for forward delivery of purthanol within the next 12 months, or later if agreed to by both parties) and licensing agreements, currently signed or in the process of being signed, for the purthanol extraction process. The consideration for all the above was 70 million newly issued common shares of Global. A part of said agreement is a non-compete clause with Global.

Item 5.01

Due to the above listed transaction, Purthanol International Ltd. owned 42.5% of the common stock of Global Biotech Corp. As of today’s date, December 22, 2013, they own 37.9% of the common shares of Global. Louis Pharand, President of Purthanol International Ltd., has already joined Global as its President and as a Director. No other significant arrangements or understandings have taken place as regards to this transaction.

Item 1.01 Entry into a Material Definitive Agreement

On December 16, 2013, Global Biotech Corp.(the “Company" or "Global") signed a finalized agreement with the owner of Biocardel Quebec, a privately held company, to acquire 100% of all outstanding shares of that corporation for $5 million, payable $100,000 at signing of the Agreement, $2,400,000 in 9 months, as a balance of sale and $2,500,000 in preferred convertible shares of Global. These shares are convertible at a 25% discount to the 90 trading -day average sales price of the common shares, whenever Global chooses to exercise the conversion rights. No Officer or Director of the acquired company will become an Officer or Director of Global, at present. Biocardel owns a production facility in Richmond, Quebec, that turns biologic oil waste products and byproducts into biodiesel fuel, a commodity in demand in both North America and Europe.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2013

Global Biotech Corp.

By: /s/ Leonard Stella

Leonard Stella, CEO